AERO CALIFORNIA TRUST
                                    (A TRUST)

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT






The Owners
Aero California Trust :

We have audited the accompanying balance sheet of the Aero California Trust (the "Trust") as of December 31, 2001, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Trust as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida
March 8, 2002

INDEPENDENT AUDITORS' REPORT






The Owners
Aero California Trust

We have audited the accompanying balance sheet of the Aero California Trust as of December 31, 2000, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Aero California Trust as of December 31, 2000, and the results of its operations and cash flows of the year then ended in conformity with accounting principles generally accepted in the United States of America. The accompanying 2001 and 1999 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.




/s/ KPMG LLP

SAN FRANCISCO, CALIFORNIA
March 2, 2001

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)






                                                                              2001              2000
                                                                       --------------------------------------
ASSETS

Accounts receivable                                                     $             --   $            524
Receivable from affiliates                                                           420                420
Finance lease receivable                                                           3,234              8,182
Deferred charges and other assets, less accumulated
      amortization of $417 in 2001 and $333 in 2000                                  225                301
                                                                        -------------------------------------
      Total assets                                                      $          3,879   $          9,427
                                                                        =====================================


LIABILITIES AND OWNERS' EQUITY

Liabilities:
Due to affiliates                                                       $             39  $              25
Lessee deposits                                                                      420                420
                                                                        -------------------------------------
  Total liabilities                                                                  459                445

Owners' equity                                                                     3,420              8,982
                                                                        -------------------------------------

      Total liabilities and owners' equity                              $          3,879  $           9,427
                                                                        =====================================






















                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                      2001                2000               1999
                                                                                                          (unaudited)
                                                                --------------------------------------------------------
REVENUES

Finance lease income                                             $        1,335      $        1,527      $      1,685
Interest income                                                               1                   1                19
                                                                 -------------------------------------------------------
  Total revenues                                                          1,336               1,528             1,704
                                                                 -------------------------------------------------------

EXPENSES

Amortization expense                                                         83                  83                83
Management fees to affiliate                                                 44                  50                50
Insurance expense                                                            16                  19                12
Administrative expenses to affiliates                                        --                   1                 1
Administrative expenses                                                      22                  29                25
(Recovery of) provision for bad debt                                         --                  (5)                5
Loss on revaluation                                                       4,069                  --                --
                                                                 -------------------------------------------------------
  Total expenses                                                          4,234                 177               176
                                                                 -------------------------------------------------------

      Net (loss) income                                          $       (2,898 )    $        1,351      $      1,528
                                                                 =======================================================























                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                            (IN THOUSANDS OF DOLLARS)







  Owners' equity at December 31, 1998 (unaudited)          $       11,086

 Net income (unaudited)                                             1,528

 Distributions paid (unaudited)                                    (2,290)
                                                           -----------------

  Owners' equity at December 31, 1999 (unaudited)                  10,324

 Net income                                                         1,351

 Distributions paid                                                (2,693)
                                                           -----------------

   Owners' equity at December 31, 2000                              8,982

 Net loss                                                          (2,898)

 Distributions paid                                                (2,664)
                                                           -----------------

 Owners' equity at December 31, 2001                       $        3,420
                                                           =================
























                See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                     2001               2000              1999
                                                                                                      (unaudited)
                                                              ---------------------------------------------------------

OPERATING ACTIVITIES

Net (loss) income                                              $        (2,898)   $        1,351   $          1,528
Adjustments to reconcile net (loss) income to net cash
    provided by (used in) operating activities:
  Amortization expense                                                      83                83                 83
  Loss on revaluation                                                    4,069                --                 --
  Changes in operating assets and liabilities:
    Accounts receivable                                                    524
    Other assets                                                            (7 )              --                 --
    Due to affiliates                                                       14               (37)                46
                                                               -------------------------------------------------------
      Net cash provided by operating activities                          1,785             1,397              1,657
                                                               -------------------------------------------------------

INVESTING ACTIVITIES

Principal payments received on direct finance lease                        879             1,296                633
                                                               -------------------------------------------------------
      Net cash provided by investing activities                            879             1,296                633
                                                               -------------------------------------------------------

FINANCING ACTIVITIES

Distributions paid                                                      (2,664)           (2,693)            (2,290)
                                                               -------------------------------------------------------
      Net cash used in financing activities                             (2,664)           (2,693)            (2,290)
                                                               -------------------------------------------------------

Net change in cash and cash equivalents                                     --                --                 --
Cash and cash equivalents at beginning of year                              --                --                 --
                                                               -------------------------------------------------------
Cash and cash equivalents at end of year                       $            --    $           --   $             --
                                                               =======================================================
















                 See accompanying notes to financial statements.

                              AERO CALIFORNIA TRUST
                                    (A Trust)
                          NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In December 1996, PLM Equipment Growth Fund IV (EGF IV), a California limited partnership, PLM Equipment Growth Fund V (EGF V), a California limited partnership, and PLM Equipment Growth Fund VI (EGF VI), a California limited partnership (collectively the Owners or Partnerships), and Aero California Trust (the Trust) entered into a Trust Agreement under which PLM Transportation Equipment Corp. (TEC), a wholly-owned subsidiary of PLM International, Inc., acts as trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing two DC-9 Stage III commercial aircraft. The Trust has no employees nor operations other than the operation of the two DC-9's. The Trust is owned 35% by EGF IV, 25% by EGF V, and 40% by EGF VI.

PLM Financial Services Inc., (FSI) is the General Partner of EGF IV, EGF V, and EGF VI. FSI is a wholly-owned subsidiary of PLM International, Inc.

The two aircraft were purchased in December 1996 for $11.5 million. The Owners paid acquisition and lease negotiation fees of $0.6 million to PLM Worldwide Management Services (WMS), a wholly-owned subsidiary of PLM International, Inc., based on the pro-rata share of the cost of the aircraft purchased. A 91 month lease was signed upon the acquisition of the aircraft, which is being accounted for as a finance lease, expiring July 2004. In 2001 and 2002, the General
Partner entered into a series of lease amendments to the original lease agreement that extended the lease to November 2004 (see Note 3).

     ESTIMATES

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the year ended December 31, 1999 are unaudited.

     OPERATIONS

The aircraft in the Trust are managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly owned subsidiary of FSI. IMI receives a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     ACCOUNTING FOR LEASES

In December 1996, PLM Worldwide Leasing entered into a sale and leaseback transaction for two DC-9 aircraft with TEC as trustee for the Owners. The lease qualifies as a finance lease in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases".

Under the direct finance lease method of accounting, the leased asset is recorded as an investment in a direct finance lease and represents the minimum net lease payments receivable, including the unguaranteed residual value of the equipment, less unearned income. Rental payments consist of principal and interest on the lease, principal payments reduce the investment in the finance lease, and the interest is recorded as revenue over the lease term.

                              AERO CALIFORNIA TRUST
                                    (A Trust)
                          NOTES TO FINANCIAL STATEMENTS

     ACCOUNTING FOR LEASES - continued

In accordance with SFAS No, 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviews the carrying value of the assets held by the Trust at least quarterly, and whenever circumstances indicate that the carrying value of an asset will not be recoverable due to expected future market conditions. If projected undiscounted future cash flows and fair value are less than the carrying value of the asset, a loss on revaluation is recorded. The Trust recorded a $4.1 million loss on revaluation of assets in 2001 (see Note 3). There were no revaluations of assets required in 2000 or 1999.

In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which replaces SFAS No. 121. SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001.

The Partnership will apply the new rules on accounting for the impairment or disposal of long-lived assets beginning in the first quarter of 2002, and they are not anticipated to have an impact on the Partnership's earnings or financial position.

EGF VI's 40% interest in the Trust is used as collateral against the senior loan of EGF VI.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners. Accordingly, the Trust has no cash balance at December 31, 2001 and 2000.

     REPAIRS AND MAINTENANCE

Repairs and maintenance for the aircraft are usually the obligation of the lessee.

     NET INCOME (LOSS) AND CASH DISTRIBUTIONS TO OWNERS

The net income (loss) and cash distributions of the Trust are allocated to the Owners based on their percentage of ownership in the Trust.

     COMPREHENSIVE INCOME (LOSS)

The Trust's net income (loss) is equal to comprehensive income (loss) for the years ended December 31, 2001, 2000, and 1999.

2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, the Trust pays IMI a monthly management fee equal to 2% of the lease payments. The Trust's management fee expense to affiliate was $44,000, $0.1 million, and $0.1 million during 2001, 2000, and 1999, respectively.

The Trust  reimbursed FSI -0-,  $1,000,  and $1,000 during 2001, 2000, and 1999,
respectively,   for  data  processing  and   administrative   expenses  directly
attributable to the Trust.

The balance due to affiliates as of December 31, 2001 and 2000 was $39,000 and $25,000, respectively, for management fees to IMI.

3.   NET INVESTMENT IN A DIRECT FINANCE LEASE

During 1996, the Trust entered into a direct finance lease for the two aircraft owned by the Trust. Gross lease payments were to be received over 91 months, which commenced in December 31, 1996. In 2001 and 2002, the Partnership entered into a series of lease amendments to the original lease agreement that extended the lease to November 2004.

The components of the net investment in the finance lease receivable as of December 31, are as follows (in thousands in dollars):


                                                                2001                2000
                                                           ---------------    ----------------
Total minimum lease payments                               $       3,799      $         8,820
Estimated unguaranteed residual values                               482                3,000
Less unearned income                                              (1,047)              (3,638)
                                                           --------------      ---------------
                                                           $       3,234      $         8,182
                                                           ==============      ===============

In 2001 and 2002, the aircraft lease agreements for the aircraft in the Trust were amended to extend the lease four months to November 2004. The amendments allowed five interest only payments from September 2001 through January 2002. Additionally, the amendments lowered the required monthly lease payments from February 2002 until lease expiration from $105,000 to $50,000 per aircraft. The General Partner believed it was in the Trust's best interest to enter into the amendments in order that the lessee would be able to continue operations. As a result of these amendments, a $4.1 million loss on revaluation was recorded in 2001.

Future minimum rentals receivable under the direct finance lease as of December 31, 2001 are approximately $1.3 million in 2002, $1.2 million in 2003, $1.1 million in 2004, and $-0- thereafter.

4.   GEOGRAPHIC INFORMATION

The aircraft are leased and operating in Mexico.

5. INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners owning the Partnerships. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 2001, there were no differences between the financial statement carrying amounts of assets and liabilities and the federal income tax basis of such assets and liabilities.

6.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consist principally of lease receivables. The aircraft in the Trust were on finance lease to only one customer during 2001, 2000, and 1999.

As of December 31, 2001, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.